Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-75762, 333-130651, 333-159918, 333-211908, 333-218273, 333-238628, and 333-255878, on Form S-8 of our reports dated February 22, 2024, relating to the financial statements, related notes, and the schedule listed in the Index at Item 15 of Bunge Global SA and the effectiveness of Bunge Global SA’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 22, 2024